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                                                                      EXHIBIT 99


                  LOCAL FINANCIAL CORPORATION ANNOUNCES MERGER

     Oklahoma City, Oklahoma, September 10, 1998, Local Financial Corporation (AMEX:(LO)) announced plans to merge Local America Bank of Tulsa into its parent company Local Federal Bank, and operate under one name as Local Federal Bank. Local America Bank is currently a federally chartered savings bank which has 17 branch offices located in the Tulsa metropolitan and surrounding area. Local America had total assets, deposits, and shareholders' equity of approximately $682 million, $495 million, and $119 million as of July 31, 1998. The merger will result in no loss of services or branch closures.

     Edward A. Townsend, Chairman and CEO, stated the merger will result in increased statewide banking opportunities for the current customers of both Local Federal Bank and Local America Bank. Currently Local Federal Bank branches are prohibited by federal regulations from accepting Local America Bank customer transactions even though Local America is a subsidiary of Local Federal Bank. The only change Local America Bank customers will see as a result of the merger will be the name change from Local America Bank to Local Federal Bank. "The merger of Local America Bank into its parent company, Local Federal Bank, will enhance our ability to serve our existing customers as well as our ability to compete for new customers on a statewide basis with other depository institutions," stated Mr. Townsend.

     In a separate presentation at the Friedman, Billings, Ramsey, & Co. Inc. Investment Conference in Washington, DC. Mr. Townsend estimated earnings for Local Financial Corporation to be $18 million for calendar year 1998 or about $.88 per share. Local Financial Corporation is the $2 billion, Oklahoma-based holding company of Local Federal Bank.

                             -End of Press Release-


For any questions please contact Richard L. Park, (405) 841-2298

         To the extent that statements in this report relate to the plans, objectives or future performance of Local Financial Corporation, these statements are considered to be forward-looking statements within the meaning of the private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Actual events and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting Local Financial's business and prospects is contained in its periodic filings with the Securities and Exchange Commission.


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